EXHIBIT 8.1

                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             Four Times Square
                          New York, New York 10036


                                                          [             ], 2001


Fedders Corporation
505 Martinsville Road
Liberty Corner, New Jersey  07938-0813

Ladies and Gentlemen:

         We have acted as counsel to Fedders Corporation, a Delaware corporation ("Fedders"), in connection with the proposed merger (the "Merger") of FC Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Fedders ("Merger Sub"), with and into Fedders, pursuant to the Recapitalization Agreement and Plan of Merger, dated as of [ ], 2001, by and among Fedders and Merger Sub (the "Recapitalization Agreement"). This opinion is being furnished in connection with the proxy statement/prospectus (the "Proxy Statement/Prospectus") which is included in Amendment No. 1 to the Registration Statement (No. 333-58876) on Form S-4 of Fedders (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

         In rendering our opinion set forth below, we have reviewed the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986 as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, our opinion is not binding on the IRS or a court and, accordingly, the IRS may assert a position contrary to our opinion and a court may agree with the IRS's position. A material change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Proxy Statement/Prospectus, could affect our conclusions stated herein.

         Based solely upon and subject to the foregoing, although the discussion in the Proxy Statement/Prospectus under the caption "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION" does not purport to discuss all of the anticipated United States federal income tax consequences of the Merger, it is our opinion that such discussion constitutes in all materials respects a fair and accurate summary of the anticipated United States federal income tax consequences of the Merger under existing law.

         Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Merger. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the caption "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,